Exhibit 99.1
News Release

Release Date: Thursday, July 21, 2005

Release Time: Immediate

Contact:      Eric E. Stickels, Executive Vice President & CFO

Phone:        (315) 366-3702

--------------------------------------------------------------------------------

Oneida Financial Corp. Reports Record 2005 Second Quarter Operating Results (unaudited)

      Oneida, NY, July 21, 2005 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced record second quarter operating results. Net income for the three months ending June 30, 2005 increased 14.1% to $1.0 million, or $0.13 basic earnings per share as compared with net income for the three months ended June 30, 2004 of $896,000, or $0.12 basic earnings per share. The increase in net income was primarily the result of an increase in net interest income, an increase in non-interest income and a decrease in provisions for loan losses, partially offset by an increase in non-interest expense and an increase in provision for taxes. Net income for the six months ending June 30, 2005 is $2.0 million, or $0.26 basic earnings per share compared with $1.6 million or $0.22 basic earnings per share for the same period during 2004.

      Total assets increased $7.9 million or 1.9%, to $438.7 million at June 30, 2005 from $430.8 million at June 30, 2004. The increase in total assets is primarily due to an increase in loans receivable partially offset by decreases in investment and mortgage-backed securities. Loans receivable increased $20.5 million or 9.9% at June 30, 2005 as compared with June 30, 2004, after recording the sale of $19.0 million in fixed rate one-to-four family residential real estate loans sold during the intervening twelve month period. Investment and mortgage-backed securities decreased $15.3 million to $154.6 million at June 30, 2005 from $169.9 million at June 30, 2004. Cash and cash equivalents increased to $13.5 million at June 30, 2005 as compared with $11.7 million at June 30, 2004. The increase in cash and cash equivalents was the result of a $3.9 million or 1.3% increase in total deposits to $312.8 million at June 30, 2005 as compared with June 30, 2004.

      Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "The Oneida Financial Corp. business strategy has been to develop, through organic growth and acquisition, a diversified financial services company. This strategy allows our Company to develop a complete financial relationship with our customers while diversifying our sources of


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

revenue." Kallet continues, "This strategy reduces our exposure to changing market interest rates. However, we have maintained a consistent level of net interest income and margin improvement during recent periods." During the second quarter of 2005 insurance commission income and deposit account fee revenue increased 9.1% and 2.1% respectively. Kallet stated, "Non-interest income sources are at record levels due to growth in our trust services, fee-generating deposit accounts and insurance and financial services sales." Oneida Financial Corp. provides a complete line of banking services through the Oneida Savings Bank; insurance and financial services through its Bailey Haskell & LaLonde Agency; and municipal deposit services through the State Bank of Chittenango. Kallet concluded, "Our Company is a leader in the markets we serve and the diversification Oneida Financial Corp. has achieved will allow the Company to maintain its leadership position in both current and future markets served." The Company recently announced the development of a banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York and the complete renovations of its Oneida Convenience Office in Oneida, New York and Chittenango Banking Office in Chittenango, New York.

      Net interest income increased during the second quarter of 2005 to $3.3 million compared with $3.2 million for the second quarter of 2004. The increase in net interest income primarily is due to an increase in the net interest margin earned which was 3.51% for the three months ending June 30, 2005 as compared with 3.41% for the same period in 2004. The increase in net interest margin was further supported by an increase in average net earning assets as average interest-bearing liabilities have decreased more than a corresponding decrease in average interest-earning assets. Net interest margin for the six month periods ended June 30, 2005 and 2004 was 3.54% and 3.42%, respectively.

      Interest income was $5.1 million for the second quarter of 2005; an increase of 3.8% as compared with $4.9 million for the same period in 2004. The increase in interest income during the three months ended June 30, 2005 resulted primarily from an increase in yield of 24 basis points on interest-earning assets, given the increase in market interest rates during the past twelve month period, partially offset by a decrease in the average balances of interest-earning assets during the current period of $2.6 million as compared with the three months ended June 30, 2004.

      Total interest expense increased to $1.8 million for the three months ended June 30, 2005. This is compared with interest expense of $1.7 million during the same 2004 period. The increase for the three months ended June 30, 2005 was due to an increase in the cost of interest-bearing liabilities of 17 basis points, partially offset by a decrease in the average balance of interest-bearing deposit accounts. Borrowed funds outstanding were $69.1 million at June 30, 2005, compared with $70.0 million in borrowings outstanding at June 30, 2004. Interest expense on deposits increased 6.4% during the second quarter of 2005 to $1.1 million as compared with $1.0 million during the same period of 2004.

      Non-interest income was $3.1 million during the second quarter of 2005 compared with $2.7 million for the same 2004 period. The increase in non-interest income was primarily due to an increase in commissions earned on the sale of financial products through the Company's insurance subsidiary. This revenue source increased $180,000 or 9.1% for the three months ended June 30, 2005 as compared with the same period during 2004. In addition, net gains realized upon the sale of investments increased $126,000 and service charges on deposit accounts increased $11,000 during the second quarter of 2005 as compared with the second quarter of 2004.

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


      Non-interest expense was $4.9 million for the three months ended June 30, 2005 compared with $4.6 million for the three months ended June 30, 2004. The increase in non-interest expense is primarily the result of an increase in salary and employee benefit expenses associated with our insurance agency business consistent with the increase in revenue previously reported. Provisions for loan losses during the second quarter of 2005 totaled $80,000 compared with $150,000 in provisions for the same period in 2004 as the Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The ratio of the loan loss allowance to loans receivable is 0.87% at June 30, 2005 compared with a ratio of 1.11% at June 30, 2004. The decrease in loan loss provisions was the result of an improvement in asset quality during the current quarter. Non-performing assets as a percentage of total assets was 0.01% at June 30, 2005. During the fourth quarter of 2004 an impaired loan was sold to another financial institution based on the liquidation value of the specific loan, this transaction also contributed to the improvement in current asset quality.

      Shareholders' equity was $53.3 million, or 12.1% of assets at June 30, 2005 compared with $48.8 million, or 11.3% of assets, at June 30, 2004. The increase in shareholders' equity was primarily a result of the contribution of net earnings for the trailing twelve month period and valuation adjustments made for the Company's available for sale investment and mortgage-backed securities. Partially offsetting the increases in shareholders' equity was management efforts to manage the Company's capital through the payment of cash dividends.

      This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

      All financial information provided at and for the three and six months ended June 30, 2005 and June 30, 2004 is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.


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


                                        At and for the      At and for the
Selected Financial Ratios                Three Months         Six months
(unaudited)                             Ended June 30,      Ended June 30,
-----------                             --------------      --------------
                                        2005      2004      2005      2004
                                        ----      ----      ----      ----
Return on Average Assets                0.95%     0.83%     0.94%     0.76%
Return on Average Equity                7.86%     7.01%     7.62%     6.32%
Net Interest Margin                     3.51%     3.41%     3.54%     3.42%
Non-Performing Assets to
    Total Assets (end of period)        0.01%     0.17%     0.01%     0.17%
Allowance for Loan Losses to
    Loans Receivable, net               0.87%     1.11%     0.87%     1.11%
Average Equity to Average Assets       12.13%    11.85%    12.28%    11.98%


                                             At            At             %          At           At
Selected Financial Data                   June 30,      June 30,       Change     June 30,      Dec. 31,
(in thousands except per share data)        2005          2004       '05 vs '04     2003          2004
-----------------------------------     ----------------------------------------------------------------
                                        (unaudited)  (unaudited)                (unaudited)     (audited)
Total Assets                              $438,748      $430,766         1.9%     $429,254      $422,609
Loans receivable, net                      226,469       206,001         9.9%      197,904       211,879
Mortgage-backed securities                  35,492        40,899       (13.2%)      39,655        44,378
Investment securities                      119,094       129,021        (7.7%)     123,726       109,730
Goodwill and other intangibles              13,213        13,326        (0.8%)      12,340        13,270
Interest bearing deposits                  259,726       257,479         0.9%      253,930       251,565
Non-interest bearing deposits               53,066        51,407         3.2%       48,520        50,082
Borrowings                                  69,100        69,975        (1.3%)      71,500        64,400
Shareholders' Equity                        53,258        48,822         9.1%       50,341        52,644

Book value per share
   (end of period)                        $   7.01      $   6.52      7.5% $          6.80      $   7.00
Tangible value per share
   (end of period)                        $   5.27      $   4.74        11.2%     $   5.13      $   5.23


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


                                           Three Months Ended           %     Year Ended
Selected Operating Data                   June 30,      June 30,     Change     Dec 31,
(in thousands except per share data)       2005          2004      '05 vs '04    2004
-----------------------------------     ------------------------------------------------
                                        (unaudited)   (unaudited)              (audited)
Interest income:
   Interest and fees on loans            $  3,406      $  3,181        7.1%     $ 12,907
   Interest and dividends
      on investments                        1,716         1,761       (2.6%)       6,714
   Interest on fed funds                       12             4      200.0%           43
                                         --------      --------                 --------
      Total interest income                 5,134         4,946        3.8%       19,664
Interest expense:
   Interest on deposits                     1,053           990        6.4%        3,976
   Interest on borrowings                     759           708        7.2%        2,861
                                         --------      --------                 --------
      Total interest expense                1,812         1,698        6.7%        6,837
                                         --------      --------                 --------
Net interest income                         3,322         3,248        2.3%       12,827
   Provision for loan losses                   80           150      (46.7%)         450
                                         --------      --------                 --------
Net interest income after
     provision for loan losses              3,242         3,098        4.6%       12,377
Other income:
   Net investment gains (losses)               41           (85)     148.2%         (961)
   Service charges on deposit accts           532           521        2.1%        2,021
   Commissions earned on sale of
         financial products                 2,164         1,984        9.1%        7,724
   Other revenue from operations              314           309        1.6%        1,456
                                         --------      --------                 --------
      Total non-interest income             3,051         2,729       11.8%       10,240
Other expense:
   Salaries and employee benefits           3,129         2,872        8.9%       11,430
   Equipment and net occupancy                793           803       (1.2%)       3,265
   Intangible amortization                     29            29          -           113
   Other costs of operations                  935           882        6.0%        3,508
                                         --------      --------                 --------
      Total non-interest expense            4,886         4,586        6.5%       18,316
                                         --------      --------                 --------
Income before income taxes                  1,407         1,241       13.4%        4,301
Income tax provision                          385           345       11.6%        1,009
                                         --------      --------                 --------
Net income                               $  1,022      $    896       14.1%     $  3,292
                                         ========      ========                 ========

Net income per common
   share ( EPS - Basic )                 $   0.13      $   0.12        8.3%     $   0.44
                                         ========      ========                 ========
Net income per common
   share ( EPS - Diluted)                $   0.13      $   0.12        8.3%     $   0.43
                                         ========      ========                 ========



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


                                             Six Months Ended           %     Year Ended
Selected Operating Data                   June 30,      June 30,     Change     Dec 31,
(in thousands except per share data)        2005          2004     '05 vs '04     2004
-----------------------------------     ------------------------------------------------
                                        (unaudited)   (unaudited)              (audited)
Interest income:
   Interest and fees on loans            $  6,738      $  6,398        5.3%     $ 12,907
   Interest and dividends
      on investments                        3,450         3,429        0.6%        6,714
   Interest on fed funds                       27            13      107.7%           43
                                         --------      --------                 --------
      Total interest income                10,215         9,840        3.8%       19,664
Interest expense:
   Interest on deposits                     2,063         2,019        2.2%        3,976
   Interest on borrowings                   1,500         1,390        7.9%        2,861
                                         --------      --------                 --------
      Total interest expense                3,563         3,409        4.5%        6,837
                                         --------      --------                 --------
Net interest income                         6,652         6,431        3.4%       12,827
   Provision for loan losses                  160           300      (46.7%)         450
                                         --------      --------                 --------
Net interest income after
     provision for loan losses              6,492         6,131        5.9%       12,377
                                         --------      --------                 --------
Other income:
   Net investment gains (losses)               43           (55)     178.2%         (961)
   Service charges on deposit accts         1,009           956        5.5%        2,021
   Commissions earned on sale of
         financial products                 4,293         3,801       12.9%        7,724
   Other revenue from operations              639           647       (1.2%)       1,456
                                         --------      --------                 --------
      Total non-interest income             5,984         5,349       11.9%       10,240
Other expense:
   Salaries and employee benefits           6,241         5,842        6.8%       11,430
   Equipment and net occupancy              1,599         1,594        0.3%        3,265
   Intangible amortization                     57            57          -           113
   Other costs of operations                1,861         1,769        5.2%        3,508
                                         --------      --------                 --------
      Total non-interest expense            9,758         9,262        5.4%       18,316
                                         --------      --------                 --------
Income before income taxes                  2,718         2,218       22.5%        4,301
Income tax provision                          721           600       20.2%        1,009
                                         --------      --------                 --------
Net income                               $  1,997      $  1,618       23.4%     $  3,292
                                         --------      --------                 --------

Net income per common
   share ( EPS - Basic )                 $   0.26      $   0.22       18.2%     $   0.44
                                         ========      ========                 ========
Net income per common
   share ( EPS - Diluted)                $   0.26      $   0.21       23.8%     $   0.43
                                         ========      ========                 ========
Cash dividends declared                  $   0.20      $   0.19        5.3%     $   0.37
                                         ========      ========                 ========

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